UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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SYMMETRICOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYMMETRICOM, INC.

2300 ORCHARD PARKWAY

SAN JOSE, CA 95131-1017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 6, 2009

Annual Meeting

The Annual Meeting of Stockholders of Symmetricom, Inc., a Delaware corporation (the “Company”), will be held on Friday, November 6, 2009 at 2:00 p.m. at the offices of the Company, at 2300 Orchard Parkway, San Jose, California 95131-1017.

At the meeting, stockholders will consider and vote upon the following proposals:

1.	ELECTION OF DIRECTORS. To vote in the election of the nine director nominees named in the Proxy Statement.

2.	RATIFICATION AND APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year.

3.	OTHER BUSINESS. To transact such other business as may properly come before the meeting or any and all postponements or adjournments thereof.

The Board of Directors has fixed the close of business on September 11, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accordingly, only stockholders of record at the close of business on that day will be entitled to vote at the meeting, notwithstanding any transfer of shares on the books of the Company after that date.

A Proxy Statement, which contains information with respect to the matters to be voted upon at the meeting, and a Proxy card and return envelope are furnished herewith. Management urges each stockholder to read the Proxy Statement carefully.

BY ORDER OF THE BOARD OF DIRECTORS

/S/ JUSTIN SPENCER
Justin Spencer
Corporate Secretary

San Jose, California

Dated: September 30, 2009

IT IS DESIRABLE THAT AS MANY OF THE STOCKHOLDERS AS POSSIBLE BE REPRESENTED AT THE MEETING IN PERSON OR BY PROXY. YOU ARE CORDIALLY INVITED TO ATTEND IN PERSON. REGARDLESS OF WHETHER YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY SO THAT YOUR SHARES WILL BE REPRESENTED IN THE EVENT YOU ARE UNABLE TO ATTEND. SIGNING A PROXY CARD AT THIS TIME WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

SYMMETRICOM, INC.

2300 ORCHARD PARKWAY

SAN JOSE, CA 95131-1017

PROXY STATEMENT

GENERAL

Date, Time and Place

This Proxy Statement (the “Proxy Statement”) is furnished to the stockholders of Symmetricom, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2:00 p.m. on Friday, November 6, 2009, at the principal executive offices of the Company at the address set forth above, and any and all postponements or adjournments thereof. It is anticipated that this Proxy Statement and the enclosed proxy card (the “Proxy”) will be sent to such stockholders on or about September 30, 2009.

Purposes of the Annual Meeting

The purposes of the Annual Meeting are to (1) elect the nine nominees for the Board named herein, (2) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year and, (3) transact such other business as may properly come before the meeting or any and all postponements or adjournments thereof.

Record Date and Share Ownership

Stockholders of record at the close of business on September 11, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 43,712,670 shares were outstanding. For information regarding security ownership by management and by 5% stockholders, see “Other Information—Share Ownership by Principal Stockholders and Management,” below.

Proxy/Voting Instruction Cards and Revocability of Proxies

If you hold shares as a registered stockholder in your own name, you should complete, sign and date the enclosed Proxy card as promptly as possible and return it using the enclosed envelope. If your shares are held in street name through a bank, broker or other nominee, your broker, bank or other nominee will provide you with separate voting instructions on a form you will receive from them. Many such firms make telephone or Internet voting available.

The shares represented by Proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting in accordance with the voting instructions contained therein. Where such Proxies specify a choice with respect to any matter to be acted on, the shares will be voted in accordance with the specifications made. Any Proxy that is returned using the form of Proxy enclosed and that is not marked as to a particular item will be voted, as the case may be, with respect to the item not marked: FOR the election of the Company’s nominees as directors, FOR ratification of the appointment of the designated independent registered public accounting firm, and as the proxy holders deem advisable on other matters that may properly come before the meeting.

Any stockholder, including a stockholder personally attending the meeting, may revoke his or her Proxy at any time prior to its use by filing with the Secretary of the Company, at the corporate offices at 2300 Orchard Parkway, San Jose, California 95131-1017, a written notice of revocation or a duly executed Proxy bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a Proxy.

Voting and Solicitation

Holders of record of shares of common stock on the Record Date are entitled to one vote per share on all matters to be acted upon at the meeting, including the election of directors. Votes cast by Proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of the outstanding shares of common stock on the Record Date present in person or represented by Proxy and entitled to vote at the Annual Meeting. The Inspector will treat abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because the broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. All other proposals require the affirmative vote of a majority of the votes present in person or by Proxy at the Annual Meeting and entitled to vote thereon. Neither withheld votes nor broker non-votes will have any effect on the outcome of the election of directors. For all other proposals, abstentions will have the same practical effect as votes against these proposals, because they represent shares that are present but not votes that are cast. Broker non-votes will not be counted as votes for or against these other proposals and will not be included in counting the number of votes necessary for approval of the proposals. There are no statutory or contractual rights of appraisal or similar remedies available with any matter to be voted upon at the Annual Meeting.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals for the Next Annual Meeting

Any proposal to be considered for inclusion in the Company’s proxy materials for the Company’s next Annual Meeting of Stockholders must be received at the Company’s principal office no later than June 2, 2010. Any such proposals must be submitted in writing and addressed to the attention of the Company’s Corporate Secretary at 2300 Orchard Parkway, San Jose, California 95131-1017. In accordance with our Bylaws, proposals of stockholders intended to be presented at the Company’s 2010 Annual Meeting of Stockholders (without inclusion of such proposal in the Company’s proxy statement and form of proxy) must include the information specified in our Bylaws and must be delivered to or mailed and received by the Company at our principal executive offices not less than 90 days or more than 120 days prior to the one-year anniversary of the preceding year’s Annual Meeting of Stockholders; provided, however, that if the date of the annual meeting of Stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered to, or mailed and received, not later than the close of business on the 90th day prior to such Annual Meeting of Stockholders or, if later, the 10th day following the day on which public disclosure of the date of such Annual Meeting of Stockholders was first made. In the case of our 2010 Annual Meeting of Stockholders, this advance notice must be received no earlier than July 9, 2010 and no later than August 8, 2010, assuming the date of the 2010 Annual Meeting of Stockholders occurs within 30 days before or 60 days after the anniversary date of the 2009 Annual Meeting. We currently anticipate that our 2010 Annual Meeting of Stockholders will be held on November 5, 2010. We will have discretionary authority to vote on any stockholder proposals presented at our 2010 Annual Meeting that do not comply with these notice requirements.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on November 6, 2009: This proxy statement and our 2009 annual report on Form 10-K are available at http://www.symmetricom.com/annualproxy.

PROPOSAL No. ONE

ELECTION OF DIRECTORS

Nominees

A Board of nine directors is to be elected at the Annual Meeting. The Bylaws of the Company presently provide that the number of directors which shall constitute the whole Board shall be fixed from time to time by resolution adopted by the Board, and the number of directors is presently set at nine. Unless otherwise instructed, the proxy holders will vote the Proxies received by them for the Company’s nine nominees named below, all of whom are presently directors of the Company. The nine nominees receiving the highest number of affirmative votes, up to the number of directors to be elected, will be elected as directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until his or her successor has been elected and qualified.

The names of the nominees, and certain information about them, are set forth below:

Name	Age	Director Since	Principal Occupation or Employment
Nominees
Robert T. Clarkson	56	2000	Chairman of the Board of Symmetricom, Inc., and Partner of the Jones Day (Silicon Valley office)
David G. Côté	55	2010	Chief Executive Officer of Symmetricom, Inc.
Alfred Boschulte (1)(3)	67	2002	Director of Independent System Operator and Chairman of Probe Financial Associates
James A. Chiddix (2)	64	2007	Director of ARRIS Group, Inc. and Virgin Media Inc.
Elizabeth A. Fetter (2)(3)	51	2002	Director of Quantum Corporation and Ikanos Communications
Robert M. Neumeister Jr. (3)	59	1998	Director of SourceForge, Inc. and Former Executive Vice President and Chief Financial Officer of Linux Networx, Inc.
Dr. Richard W. Oliver (1)	63	1997	Chief Executive Officer of American Sentinel University
Richard N. Snyder (2)	64	1999	Former Chairman and Chief Executive Officer of Asure Software, Inc.
Robert J. Stanzione (1)	61	2005	Chairman and Chief Executive Officer of ARRIS Group, Inc.

(1)	Member of the Nominating and Governance Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

Mr. Clarkson is a partner in the Silicon Valley office of Jones Day, an international law firm. Mr. Clarkson has been a partner with Jones Day since February 2003. From September 2000 to February 2003, Mr. Clarkson was an independent consultant and investor.

Mr. Côté was appointed Chief Executive Officer of Symmetricom on August 3, 2009. Prior to joining Symmetricom, Mr. Côté was Chief Executive Officer and President at Packeteer, Inc., a leading provider of Internet application infrastructure systems, from 2002 to 2008.

Mr. Boschulte has been a member of the Company’s Board of Directors since October 2002. Mr. Boschulte was a Board member of Datum, Inc., which was acquired by the Company in October 2002. He is also currently a member of the Board of the New York Independent System Operator where he is Chair of the Audit and Compliance Committee, and Chairman of Probe Financial Associates. Mr. Boschulte was a Director of Transwitch Corporation, a communications ASIC developer until May 2009. In addition, Mr. Boschulte was Chairman, Chief Executive Officer and President of Nynex Mobile Communications, a cellular telephone company, from 1989 to 1995 and Chairman and Chief Executive Officer of Independent Wireless One Corp., a wireless telecommunications service provider, from 1999 to 2001.

Mr. Chiddix joined as a director in April 2007. Mr. Chiddix is on the board of ARRIS Group, Inc., a communications technology company which designs broadband networks and develops, supplies the cable telephony, video and high speed data equipment, Virgin Media Inc., a primary provider of cable TV, broadband and fixed and wireless phone services in the United Kingdom, Dycom Industries, Inc., a leading provider of construction and engineering services to the telecommunications, cable TV and power utility industries, and Shougang Concord Technology Holdings Ltd., Hong Kong, a manufacturer and seller of telephone cords, power cords, adaptors, electronic products and printed circuit boards. Mr. Chiddix was CEO and Chairman at OpenTV Corp., a provider of cable and satellite set-top box software, between March 2004 and March 2007, and remained on its board through September 2009. However, Mr. Chiddix is not standing for re-election to be on the board of Open TV Corp. Prior to OpenTV, Mr. Chiddix served from July 2001 to January 2004 as President of Mystro TV, a division of Time Warner Inc. that developed an early server-based time-shifting service for cable subscribers. For the 15 preceding years, he was Chief Technology Officer at Time Warner Cable, where he was responsible for technology strategy, engineering, and research and development.

Ms. Fetter is currently a board member of Quantum Corporation, a data storage company, and has been a director of Ikanos Communications, a provider of Broadband equipment, since June 2008. Ms. Fetter most recently was the President, Chief Executive Officer, and Director of Jacent Technologies, a privately held supplier of on-demand ordering solutions for the restaurant industry, from March 2007 until October 2007. Ms. Fetter has been a director of the Company since October 2002. She was a director of Datum Inc., which was acquired by the Company in October 2002, from March 2000 to October 2002. Ms. Fetter was President, Chief Executive Officer and a director of QRS Corporation, a retail supply chain and services company, from October 2001 through November 2004, when QRS was sold to Inovis Inc. She served as President, Chief Executive Officer and a director of NorthPoint Communications Group, Inc. from March 2000 to April 2001, after serving as a director since January 2000. Ms. Fetter previously was Vice President and General Manager of the Consumer Services Group at U.S. West, Inc and held various senior executive positions at Pacific Bell.

Mr. Neumeister is a board member of SourceForge Inc., where he currently serves as Chairman of the Board. Mr. Neumeister was Executive Vice President and Chief Financial Officer of Linux Networx, Inc., a privately held company in the high performance computing industry, from April 2006 until May 2007. Mr. Neumeister previously served from December 2002 until October 2005 as Executive Vice President and Chief Financial Officer of Dex Media, Inc., a NYSE listed company that was acquired in January 2006 by R.H. Donnelley. Mr. Neumeister has also served as Chief Financial Officer of Myriad Proteomics, Inc., a biotechnology company, from October 2001 to December 2002 and as Executive Vice President and Chief Financial Officer of Aerie Networks, Inc., a telecommunications company. From December 1998 to January 2000, Mr. Neumeister was Vice President, Finance and Director of Finance of Intel Corporation, a semiconductor manufacturer.

Dr. Oliver has been Chief Executive Officer of American Sentinel University, a provider of web-based degree programs, since June 2000. Dr. Oliver is an Adjunct Professor of Management at the Owen Graduate School of Management at Vanderbilt University.

Mr. Snyder was the Chairman and Chief Executive Officer of Asure Software, Inc., a provider of workforce management software, until August 2009. Asure was formerly known as Forgent Networks until September 2007. Mr. Snyder had been Chairman of Forgent Networks since March 2000 and became Chief Executive Officer of

Forgent Networks in June 2001. Prior to June 2001, Mr. Snyder was President and Chief Executive Officer of Corum Cove Consulting LLC, a consulting company that provided assistance to early stage technology companies.

Mr. Stanzione has been a member of the Company’s Board of Directors since May 2005. Mr. Stanzione is Chairman and Chief Executive Officer of ARRIS Group, Inc., a communications technology company which designs broadband networks and develops, manufactures, and supplies cable telephony, video and high speed data equipment. Mr. Stanzione is also a board member of the National Cable & Telecommunications Association (NCTA). Prior to his service at ARRIS Group, he was President, Chief Operating Officer and a Director of ANTEC, Inc., a manufacturer of Cable TV networking equipment. Prior to joining ANTEC he was the President and Chief Executive Officer of ARRIS Interactive, a Nortel Networks/ANTEC joint venture. From 1969 to 1995, Mr. Stanzione held a range of senior management positions with AT&T. Mr. Stanzione was also a board member of the Georgia Cystic Fibrosis Foundation.

Vote Required; Recommendation of Board of Directors

If a quorum is present and voting, the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected as directors. Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. Abstentions, withheld votes, and broker non-votes will not affect the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH HEREIN.

The Board of Directors and its Committees

The Board has an Audit Committee, a Nominating and Governance Committee, Stock Option Committee and a Compensation Committee. During Fiscal 2009, the number of Board, Audit Committee, Nominating and Governance Committee, and Compensation Committee meetings held was as follows:

Board/Committee	Meetings	Conference Calls	Total
Board	4	3	7
Audit	4	4	8
Compensation	6	0	6
Nominating and Governance	4	0	4

The Stock Option Committee meets periodically as necessary. The Board also created a CEO Search Committee during Fiscal 2009. The CEO Search Committee was composed of Mr. Chiddix, Mr. Clarkson and Ms. Fetter.

Each of the Company’s current directors attended at least 75% of each of (i) the total number of meetings of the Board and (ii) the total number of meetings of committees of the Board on which such person served during Fiscal 2009. Although the Company does not have a formal policy regarding attendance by members of the Board at its Annual Meeting, the Company encourages directors to attend, and historically many of them have done so. To facilitate attendance and reduce travel costs, the Company usually schedules its Annual Meeting to occur immediately before or after a periodic meeting of the Board, although in some years scheduling conflicts have prevented this arrangement.

The Board has determined that all of the members of the Board, other than Mr. Côté, are “independent” as that term is defined in the Nasdaq Listing Rules. Mr. Côté is not considered independent because he is an executive officer of the Company. In addition, the Board has determined that each member of the Audit Committee also satisfies the independence requirements of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has adopted a charter for the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, each of which is posted on the Investor Relations section of our website at http://www.symmetricom.com.

Audit Committee

The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A more complete description of the powers and responsibilities delegated to the Audit Committee is set forth in the Audit Committee charter, which is posted on the Investor Relations section of our website at http://www.symmetricom.com. During the fiscal year ended June 28, 2009, the Audit Committee was composed of three non-employee directors, Mr. Neumeister, Mr.Boschulte and Ms. Fetter. Mr. Neumeister served as Chair. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Board has further determined that Mr. Neumeister is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

Compensation Committee

The Compensation Committee oversees the Company’s compensation philosophy, determines executive officers’ and directors’ salaries and incentive compensation, grants equity awards to executive officers and employees under the Company’s equity award plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. A more complete description of the powers and responsibilities delegated to the Compensation Committee is set forth in the Compensation Committee Charter, which is posted in the Investor Relations section of our website at http://www.symmetricom.com. During the fiscal year ended June 28, 2009, the Compensation Committee was composed of three non-employee directors, Ms. Fetter, Mr. Chiddix and Mr. Snyder. Ms. Fetter served as Chair. All of the members of Compensation Committee are “independent” as defined in the Nasdaq Listing Rules.

Stock Option Committee

The Board has also created a Stock Option Committee consisting solely of director David G. Côté and vested in such Stock Option Committee the authority solely to grant equity awards to newly hired employees consistent with guidelines adopted by the Compensation Committee and specifically excluding any personnel who are intended to be Section 16 officers or otherwise directly report to the Chief Executive Officer.

Nominating and Governance Committee

The Nominating and Governance Committee establishes qualification standards for Board membership, identifies qualified individuals for Board membership, considers and recommends director nominees for approval by the Board and the stockholders and oversees the evaluation of the Board. The Nominating and Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. A more complete description of the powers and responsibilities delegated to the Nominating and Governance Committee is set forth in the Nominating and Governance Committee Charter, which is posted in the Investor Relations section of our website at http://www.symmetricom.com. The Nominating and Governance Committee is composed of three non-employee directors, Dr. Oliver, Mr. Boschulte and Mr. Stanzione. Dr. Oliver serves as Chair. All of the members of the Nominating and Governance Committee are “independent” as defined in the Nasdaq Listing Rules.

To date, the Company has not received any recommendations from stockholders requesting that the Nominating and Governance Committee consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement. Candidates recommended by a stockholder would be evaluated in the same manner as candidates identified by the Nominating and Governance Committee. The Governance Committee plans to consider adopting and publishing a formal policy on stockholder recommendations for director nominees.

In evaluating director nominees, the Nominating and Governance Committee considers the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the Company’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of the Company’s operations; and

•	practical and mature business judgment.

Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Governance Committee may, however, consider such other factors as it deems are in the best interests of the Company and its stockholders.

The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee decides not to nominate a member for re-election, unless the Board determines not to fill a vacancy the Committee will identify the desired skills and experience of a new nominee as outlined above. Since 2006, the Company has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right to do so in the future.

Stockholders may send any recommendations for director nominees or other communications to the Board or any individual director c/o Secretary, 2300 Orchard Parkway, San Jose, California 95131-1017. All communications received are reported to the Board or the individual directors, as appropriate. Any formal nominations of director candidates must be addressed to the Secretary, 2300 Orchard Parkway, San Jose, California 95131-1017 and must also comply with the applicable provisions of the Company’s Bylaws.

Code of Ethics

The Board has also adopted a formal code of conduct that applies to all of the Company’s employees, officers and directors. You can access the latest copy of the Code of Ethics, as well as the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board, in the Investor Relations section of our website at http://www.symmetricom.com.

Director Compensation

Each non-employee director receives an annual retainer of $35,000, with the Chairman of the Board receiving an incremental $15,000, the Chairs of the Audit Committee and Compensation Committee receiving an incremental $10,000 and the Chair of the Nominating and Governance Committee receiving an incremental

$5,000. With respect to committee meetings attended by non-employee committee members, the Board has approved fees of $1,000 per meeting attended in person and $500 per meeting attended by telephone. No fees are paid for attendance at Board meetings.

Each non-employee director receives an annual non-statutory stock option grant to purchase 7,500 shares of our common stock and a grant of 3,750 shares of restricted stock, each with 100% vesting at the end of one year or upon the occurrence of a change of control. In addition, upon joining the Board, each non-employee director receives a one-time grant of a non-statutory stock option to purchase 20,000 shares of our common stock, vesting over three years, at the rate of 25% at the end of each of the first and second years and 50% at the end of the third year of the vesting period, with acceleration of vesting upon the occurrence of a change of control, and 3,750 shares of restricted stock with the same vesting schedule.

The Company sponsors a deferred compensation plan under which directors and key employees may elect to defer a portion of their current compensation on a pre-tax basis, and to have such deferred compensation and any accrued earnings distributed to them at a future date. The Company may also make discretionary contributions to the accounts of one or more of the plan’s participants. To date, the Company has not made any such discretionary contributions.

The following table shows compensation information for the Company’s current non-employee directors for the fiscal year ended June 28, 2009.

Director Compensation for Fiscal 2009

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (3)(4)	Total ($)
Alfred Boschulte	45,500	15,992	14,524	76,016
James Chiddix	40,000	15,992	28,593	84,585
Robert T. Clarkson	50,000	15,992	14,524	80,516
Elizabeth A. Fetter	56,500	15,992	14,524	87,016
Robert M. Neumeister	51,500	15,992	14,524	82,016
Dr. Richard W. Oliver	44,000	15,992	14,524	74,516
Richard N. Snyder	39,000	15,992	14,524	69,516
Robert J. Stanzione	39,000	15,992	13,262	68,254

(1)	Amounts shown in this column reflect the accounting expense for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock award). This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended June 28, 2009 for the fair value of restricted stock granted to the directors in accordance with Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). Restricted stock awards were not granted to non-employee directors prior to the fiscal year ended July 1, 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of our non-employee directors during the fiscal year ended June 28, 2009. For additional information, refer to Note 15 of our financial statements in our Form 10-K for the year ended June 28, 2009, as filed with the Securities and Exchange Commission (the “SEC”).

(2)	On January 2, 2009, each non-employee member of the Board was granted 3,750 shares of restricted stock with a one year vesting period and a grant date fair value of $14,250. The awards granted on January 2, 2009 are the only outstanding restricted stock awards held by our non-employee members of the Board.

(3)

Amounts shown in this column reflect the accounting expense for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options).

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended June 28, 2009 for the fair value of stock options granted to the directors. The fair value was estimated using the Black-Scholes option pricing model in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 15 of our financial statements in our Form 10-K for the year ended June 28, 2009, as filed with the SEC.

(4)	On January 2, 2009, each non-employee member of the Board was granted an option to purchase 7,500 shares with a one year vesting period and a grant date fair value of $28,500. As of June 28, 2009, the aggregate number of outstanding options held by each non-employee director was 42,500 for Mr. Boschulte, 35,000 for Mr. Chiddix, 97,500 for Mr. Clarkson, 92,011 for Ms. Fetter, 95,000 for Mr. Neumeister, 95,000 for Dr. Oliver, 112,500 for Mr. Snyder and 49,075 for Mr. Stanzione.

PROPOSAL No. TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) have been the independent auditors for the Company since 1976 and, upon recommendation of the Audit Committee of the Board, their reappointment as the Company’s independent registered public accounting firm for the current fiscal year has been approved by the Board, subject to ratification by the stockholders.

The Company has been advised that a representative of Deloitte will be present at the Annual Meeting, will be available to respond to appropriate questions, and will be given an opportunity to make a statement if he or she so desires.

The following table sets forth the aggregate fees billed or to be billed by Deloitte for the following services during the fiscal years ended June 28, 2009 and June 29, 2008:

Description of Services	2009 Fees	2008 Fees
Audit fees (1)	$1,311,680	$1,806,270
Audit-related fees (2)	—	220,000
Tax fees (3)	—	—
All other fees	—	—

Total	$1,311,680	$2,026,270

(1)	Audit Fees: Represents the aggregate fees billed or to be billed for professional services rendered for the audits of our annual financial statements and for the review of the financial statements included in our quarterly reports during such period, and for services that are normally provided in connection with statutory and regulatory filings or engagements. During the fiscal years ended June 28, 2009 and June 29, 2008, Deloitte’s employees provided all of the hours expended on our audit by Deloitte. We included expenses related to Sarbanes-Oxley compliance in the totals.

(2)	Audit-Related Fees: Represents the aggregate fees billed or to be billed for assurance and related services, that are reasonably related to the performance of the audit or review of our financial statements, but are not included as Audit Fees. All of these services for the fiscal years ended June 28, 2009 and June 29, 2008, if any, were approved by the Audit Committee in accordance with the pre-approval policies described below.

(3)	Tax Fees: Represents the aggregate fees billed or to be billed for professional services rendered for tax compliance for our subsidiaries. All of these services for the fiscal years ended June 28, 2009 and June 29, 2008, if any, were approved by the Audit Committee in accordance with the pre-approval policies described below.

In accordance with the Audit Committee charter, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors, including the estimated fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee may elect to delegate pre-approval authority to one or more designated Committee members in accordance with its charter. The Audit Committee considers whether such audit or non-audit services are consistent with the rules of the SEC on auditor independence.

Vote Required; Recommendation of the Board of Directors

Although not required to be submitted for stockholder approval, the Board has conditioned its appointment of its independent registered public accounting firm upon receiving the affirmative vote of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting. In the event the stockholders do not approve the selection of Deloitte, the appointment of independent registered public accounting firm will be reconsidered by the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT FISCAL YEAR.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file certain reports regarding ownership of, and transactions in, the Company’s securities with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes its executive officers, directors and more than 10% stockholders complied with all applicable filing requirements in Fiscal 2009.

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of the Company as of September 11, 2009 by:

•	all persons known to the Company to be the beneficial owners of more than 5% of the Company’s common stock,

•	each of the officers named in the Summary Compensation Table,

•	each director, and

•	all directors and executive officers as a group.

A total of 43,712,670 shares of the Company’s common stock were outstanding as of September 11, 2009. The share numbers reflected in the following table include shares and options to purchase shares that are exercisable within 60 days of September 11, 2009. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. Options to purchase shares that are exercisable within 60 days of September 11, 2009 are considered outstanding and beneficially owned by the person holding the options for purposes of computing the percentage ownership of that person but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

Name and Address	Shares Beneficially Owned	Approximate Percent Owned
Dimensional Fund Advisors LP. (1) Palisades West, Building One, 6300 Bee Cave Road Austin, Texas 78746	3,812,459	8.72%
Barclays Global Investors, NA, et al. (2) 400 Howard Street San Francisco, CA 94105	3,438,929	7.87%
Paradigm Capital Management, Inc. (3) Nine Elk Street Albany, New York 12207	3,259,630	7.46%
Security Investors, LLC (4) One Security Benefit Place Topeka, KS 66636-0001	3,193,020	7.30%
Dave Côté (5)	900,000	2.06%
Bruce Bromage (6)	292,858	*
Robert T. Clarkson (7)	146,250	*
James Armstrong (8)	139,917	*
Richard W. Oliver (9)	104,100	*
Richard N. Snyder (10)	101,250	*
Robert M. Neumeister Jr. (11)	98,750	*
Elizabeth A. Fetter (12)	95,761	*
Paul Chemark (13)	92,275	*
Justin Spencer (14)	59,984	*
Robert J. Stanzione (15)	57,825	*
Alfred Boschulte (16)	46,250	*
James Chiddix (17)	25,000	*
All directors and executive officers as a group (14 persons)	2,222,485	4.94%

*	Less than one percent (1%)

(1)	The information in the table is based solely on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 9, 2009. Of the shares shown in the table, Dimensional has sole voting power over 3,812,459 shares and sole dispositive power over 3,755,745 shares in its capacity as investment advisor and/or investment manager to four investment companies and certain other commingled group trusts and separate accounts (collectively, the “Funds”). The Funds own all of the shares shown as beneficially owned by Dimensional in the table. Dimensional disclaims beneficial ownership of the securities owned by the Funds.

(2)

The information in the table is based solely on a Schedule 13G filed with the SEC by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG on February 5, 2009 to report shares held in trust accounts for the economic beneficiaries of those accounts. Of the shares shown in the table, Barclays Global Investors, NA has sole voting power over 1,190,342 shares and sole dispositive power over 1,403,584 shares, Barclays Global Fund Advisors has sole voting power over 1,498,915 shares and sole dispositive power over 2,006,875 shares, and Barclays Global Investors, Ltd has sole dispositive power over 28,470 shares.

(3)	The information in the table is based solely on a Schedule 13G filed with the SEC by Paradigm Capital Management, Inc. on February 17, 2009.

(4)	The information in the table is based solely on a Schedule 13G filed with the SEC by Security Investors, LLC on February 13, 2009.

(5)	Includes no shares subject to options exercisable within 60 days of September 11, 2009. Mr. Cote joined Symmetricom as CEO effective June 29, 2009.

(6)	Includes 232,500 shares subject to options exercisable within 60 days of September 11, 2009.

(7)	Includes 90,000 shares subject to options exercisable within 60 days of September 11, 2009.

(8)	Includes 96,750 shares subject to options exercisable within 60 days of September 11, 2009.

(9)	Includes 87,500 shares subject to options exercisable within 60 days of September 11, 2009.

(10)	Includes 90,000 shares subject to options exercisable within 60 days of September 11, 2009.

(11)	Includes 87,500 shares subject to options exercisable within 60 days of September 11, 2009.

(12)	Includes 84,511 shares subject to options exercisable within 60 days of September 11, 2009.

(13)	Includes 72,500 shares subject to options exercisable within 60 days of September 11, 2009.

(14)	Includes 37,500 shares subject to options exercisable within 60 days of September 11, 2009.

(15)	Includes 41,575 shares subject to options exercisable within 60 days of September 11, 2009.

(16)	Includes 35,000 shares subject to options exercisable within 60 days of September 11, 2009.

(17)	Includes 17,500 shares subject to options exercisable within 60 days of September 11, 2009.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the Fiscal 2009 compensation program for the principal executive officer, the principal financial officer, and the three executive officers (other than the principal executive officer and principal financial officer) who were the most highly compensated executives of Symmetricom, Inc. During Fiscal 2009, these individuals are:

•	Thomas W. Steipp, our Chief Executive Officer (the “CEO”), who retired effective as of June 28, 2009;

•	Justin Spencer, our Executive Vice President Finance and Administration, Chief Financial Officer, and Secretary;

•	Bruce Bromage, our Executive Vice President and General Manager, Timing, Test, and Measurement Division;

•	Paul Chermak, our Executive Vice President Global Sales & Service; and

•	James Armstrong, our Executive Vice President and General Manager, Telecom Solutions Division.

In addition, we are providing information regarding the Fiscal 2009 compensation of William Slater, our former Executive Vice President Finance and Administration, Chief Financial Officer, and Secretary who served as our principal financial officer prior to his termination of employment on September 30, 2008.

These executive officers were Symmetricom’s Named Executive Officers (“Named Executive Officers” or “NEOs”) for Fiscal 2009. (In this Compensation Discussion and Analysis, Symmetricom, Inc. is referred to as “our,” “us,” “we,” or “the Company”)

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during Fiscal 2009. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of the Board of Directors (the “Committee”) arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, in Fiscal 2009, including the key factors that the Committee considered in determining their compensation.

Governance of Executive Compensation Program

Role of the Compensation Committee

The Committee is responsible for formulating, determining, reviewing, and modifying the compensation of the Company’s executive officers, as well as the development and oversight of the Company’s compensation philosophy.

The Committee has the following responsibilities:

•	Review and approve corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation;

•

Evaluate the performance of the CEO and other executive officers in light of these criteria and, based on such evaluation, review and approve the annual base salary, annual variable compensation, long-term equity awards (including stock options and restricted stock awards), and health and welfare benefits, direct and indirect, of the CEO and other executive officers;

•	Review and make recommendations to the Board of Directors with respect to the Company’s annual incentive compensation and equity-based plans;

•	Review and approve all equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders; and

•	Review succession planning for the CEO and other executive officers

The Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the Investor Relations section of the Company’s website at http://www.symmetricom.com.

During Fiscal 2009, the Committee was comprised of Elizabeth A. Fetter, Richard N. Snyder, and James Chiddix. Ms. Fetter is the Chair of the Committee. All Committee members meet all governing criteria for establishing director independence, including those of the Nasdaq Stock Market, Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), and Section 16 of the Exchange Act.

Process for Evaluating Executive Officer Performance and Determining Compensation

As a part of its annual review and approval of the performance criteria and compensation of the Company’s executive officers, including the Named Executive Officers, the Committee meets at least twice each year for scheduled, in-person meetings. It also meets at least annually with the CEO. The Committee also meets with the Company’s principal Human Resources executive and other corporate officers as it deems appropriate. During Fiscal 2009, the Committee met a total of five times.

The Committee has the authority to engage the services of outside advisers, experts and consultants to assist it in discharging its responsibilities. During Fiscal 2009, the Committee engaged Compensia, a national compensation consulting firm, to provide advice and information relating to executive and director compensation. During Fiscal 2009, Compensia assisted the Committee in peer group development, executive officer compensation level benchmarking, and advising on cash-based incentives and equity program design. Compensia reports directly to the Committee and does not provide any services to the Company or its management.

Executive Compensation Philosophy and Framework

Compensation Objectives

The Company’s executive compensation program is designed to attract, retain, and motivate the executives critical to driving our success and stockholder value. Our compensation philosophy is to deliver market competitive compensation that ensures our executive officers and other employees share in the Company’s success. Our executive compensation program has three primary objectives:

1.	Attract, retain, and motivate highly skilled executives who will create and sustain stockholder value.

2.	Create and support a strong pay-for-performance culture that provides compensation commensurate with performance.

3.	Align the interests of the executive officers with the long-term interests of the Company’s stockholders.

Target Pay Position/Mix of Pay

The Company’s executive compensation program is comprised of four components; base salary, annual variable compensation, long-term equity awards, and health and welfare benefits. Each component is key to the overall total compensation package that we provide to our executive officers, including the Named Executive Officers. Market competitive base salary is used to attract key talent, annual variable compensation is directly linked to the Company’s short-term performance, long term equity awards are delivered to link executive officer interests with long-term stockholder value creation, and comprehensive health and welfare benefits provide medical security for both the executive officers and their families. These components are discussed in greater detail below under “Executive Officer Compensation Components.”

Total cash compensation (the sum of base salary and annual variable compensation) for our executive positions is targeted at the 50th to 75th percentile of our peer group to reflect the competitive market. Given the highly competitive nature of our industry, the Committee believes that this target position to market is critical for continuing to attract and retain key executive talent in an increasingly challenging labor market.

At the same time, the Committee targets the pay packages of the executive officers to provide competitive compensation relative to performance, which ensures our executive officers receive above-market pay for delivering above average market performance, but are at risk for receiving below-market pay for below market performance. Each year, the Committee examines the compensation practices of a select group of the Company’s peer companies, and creates a highly leveraged, variable compensation opportunity for each executive officer. This variable compensation opportunity is linked directly to annual Company performance; supporting our pay-for-performance culture, which in turn, creates stockholder value. Our strong emphasis on performance-based, “at-risk” compensation ensures that the executive officers receive target or above-target compensation only to the extent that company performance has been achieved and/or exceeded.

However, in order to ensure an appropriate pay-for-performance alignment, the Committee will approve, where warranted, compensation levels (base salary, annual variable target and long term equity awards) for executive officers above or below the target pay position, based on a combination of experience, time in position, and individual and company performance.

Compensation Benchmarking

The Committee examines the compensation practices of a select group of peer companies to assess the competitiveness of our executive officer compensation practices and levels. Given there is no change in composition of peer groups from Fiscal 2008 to Fiscal 2009, we used the Fiscal 2008 peer group consisted of 19 companies comprised of high-technology companies with a business model similar to that of the Company, and represented both business and labor market competitors The compensation practices of the peer group were the primary benchmark used by the Committee to compare the competitiveness of the executive officer compensation levels (base salary, annual variable target and long term equity awards).

The Fiscal 2009 peer group consisted of the following companies:

• Acme Packet	• Frequency Electronics
• ADTRAN	• Globecomm Systems
• Big Band Networks	• Harmonic, Inc.
• Bookham	• Infinera
• CalAmp	• Ixia.
• Communications Systems	• Radyne
• Comtech Telecom	• Sycamore Networks
• Digi International	• TEKELEC
• Finisar	• ViaSat
• Westell Technologies

For comparison purposes, the revenues and market capitalization of the companies in the peer group relative to the revenues and market capitalization of the Company were as follows (as of the commencement of Fiscal 2009 (July 2008).

	Industry Sector	Last Fiscal Year Revenue		Market Capitalization
		Range	Median	Range	Median
Peer Group	High-tech	$65.6M – $547.7M	$189.3M	$47.3M – $1,590.1M	$265.1M
Symmetricom	High-tech	$220M		$232.5M

The Committee regularly reviews the companies in the peer group to ensure they are appropriate comparators and also reviews, on at least an annual basis, the executive pay practices of the peer group.

Executive Officer Compensation Components

During Fiscal 2009, the compensation of our executive officers, including the Named Executive Officers, consisted of the following elements:

•	Base salary;

•	Annual variable compensation;

•	Equity awards; and

•	Health and welfare benefits.

Base Salary

Base salaries serve primarily to provide non-variable compensation at competitive levels, allowing us to attract and retain high-caliber executive talent. The level of base salary that we pay the executive officers is determined by the Committee based on a number of factors, including:

•	Level of responsibility;

•	Expertise and experience of the individual executive officer;

•	Competitive conditions in the high-technology industry; and

•	Compensation of individuals in comparable positions at the peer group companies.

The Committee annually reviews the base salaries of the executive officers, including the Named Executive Officers, and salary adjustments, if any, are determined based on a number of factors:

•	Achievement of corporate financial and strategic objectives, as well as a number of qualitative individual performance factors, including managerial effectiveness, teamwork, and customer satisfaction;

•	Current base salary relative to peer group companies;

•	The expected future contribution of the individual to the Company; and

•	Internal pay equity.

In August 2008, the CEO formulated his recommendations for the Fiscal 2009 base salaries of the executive officers (except with respect to his own compensation) based on the above factors and presented these recommendations to the Committee. The CEO recommended no pay increases for the Named Executive Officers. The Committee reviewed the CEO’s recommendation, and approved no increases to base salaries for the Named Executive Officers reflected in the table below.

In the case of the CEO’s base salary, the Committee meets without the CEO present to evaluate his performance and determine any base salary adjustment. The Committee reviewed competitive analyses developed by Compensia, and made no base salary adjustments to the CEO and other executive officers.

The base salaries for the executive officers for Fiscal 2009 were as follows:

Executive	Base Salary	Percent Increase
Thomas Steipp	$500,000	0.0%
Justin Spencer (hired on 9/30/08)	$290,000	0.0%
Bruce Bromage	$290,000	0.0%
Paul Chermak	$290,000	0.0%
James Armstrong	$280,000	0.0%
William Slater*	$320,000	0.0%

*	William Slater’s employment with Symmetricom terminated effective September 30, 2008.

Annual Variable Compensation

We use annual cash incentive awards to reinforce our performance-based culture. We believe in providing the executive officers, including the Named Executive Officers, with a target total cash compensation opportunity that approximates [or exceeds] the 75th percentile of the relevant compensation market data of the peer group. To achieve this objective, the Committee makes annual cash incentive awards under the Company’s Incentive Compensation Program (the “ICP”) to reward the executive officers, including the Named Executive Officers, for achieving financial and strategic objectives that further the Company’s annual operating plan. We believe that these awards, which are explicitly linked to corporate and individual performance, promote long-term stockholder value creation.

At the beginning of the fiscal year, in August, the Committee determines the target total cash compensation levels for the executive officers, and, after reviewing each executive’s base salary, sets his or her target annual cash incentive award opportunity. Target award opportunities are based on a percentage of each executive officer’s base salary.

At the beginning of the fiscal year, the Committee also approves the specific corporate and individual performance objectives for that year’s awards. Further, the Committee weights the corporate and individual performance objectives for each executive officer. Individual performance objectives for the executive officers are determined based on the recommendations of the CEO (except with respect to his own annual cash incentive award) and include one or more quantitative and qualitative factors that relate to the corporate function or business operation that the executive manages. In the case of the CEO, his individual performance objectives are established by the Committee.

Award payments are determined after the end of the fiscal year based on the Company’s overall performance for the year (as measured against the pre-established corporate performance objectives) and each executive officer’s performance against his or her individual objectives. This process begins with the measurement of the Company’s actual performance against the pre-established corporate performance objective. If the Company meets or exceeds the threshold performance level, then the ICP is funded for that year. Once funding has been established, then the Committee determines award payments for each of the executive officers.

Among other factors, the Committee considers the recommendations of the CEO (except with respect to his own award payment), which are based on his assessment of each executive officer’s performance against his or her individual performance objectives for the fiscal year. While the Committee reviews these recommendations, it exercises its own judgment to determine the amount of each executive officer’s award payment. In the case of the CEO’s award, the Committee determines the appropriate payment for the CEO based on its assessment of his performance against his individual performance objectives for the fiscal year.

Fiscal 2009 Awards

For Fiscal 2009, the Committee set the target award opportunities for the executive officers, including the Named Executive Officers, at 75% of base salary for the CEO and 50% of base salary for the other executive officers. Under the Fiscal 2009 ICP, actual award payments could range from zero to 175% of base salary, based on the actual level of the Company’s performance against the performance objective described below.

The Committee selected (pre-tax) operating income as the corporate performance objective to be used to determine funding of the Fiscal 2009 ICP, as well as the calculation of individual award payments. This performance metric was selected, and the related target performance level set, based on an evaluation of the Company’s Fiscal 2009 operating plan as approved by the Board of Directors. The Committee set the payout range for this metric from zero to 175%. The following table shows the threshold, target, and maximum levels of performance required to fund award payments at the 50%, 100%, and 175% levels.

		Minimum Threshold	Target	Maximum
Performance Achievement	<75%	75%	100%	150%
Plan Funding Factor	0%	50%	100%	175%

As illustrated by the preceding table, to the extent that the Company’s actual (pre-tax) operating income for Fiscal 2009 did not meet or exceed the threshold performance level, then the ICP would not be funded and no award payments would be made. The Committee set the target level for the corporate performance objective at a level that it believed would require successful execution of the Company’s Fiscal 2009 operating plan and the achievement of revenue levels and expense control more challenging than had been set in prior fiscal years.

In addition, the Committee approved individual performance objectives for each of the executive officers based on the recommendations submitted by the CEO. In the case of the CEO’s annual cash incentive award, the Committee established his individual performance objectives based on financial performance of the Company’s Fiscal 2009 operating plan. These performance objectives included, for example, meet and/or exceed bookings plan at three key customers and meet or exceed operating income plan for their respective business area in the case of the other Named Executive Officers.

Finally, the Committee weighted the corporate performance objective at 80% of the target award opportunity and the individual performance objectives at 20% of the opportunity for the Named Executive Officers.

For Fiscal 2009, the Company achieved a (pre-tax) operating income level to fund the Fiscal 2009 ICP. The CEO’s annual cash incentive award was based 100% on Company financial performance. Other Named Executive Officers payments were based 80% on Company financial performance and 20% on individual performance. Achievement of individual performance targets ranged from 93% to 100% and these scores were incorporated in each individual’s bonus calculation. Consequently, the executive officers, including the CEO and the other Named Executive Officers, received annual cash incentive award payments for Fiscal 2009 as follows (in thousands):

Tom Steipp	$296.6	James Armstrong	$109.2
Justin Spencer	$86.0	Bruce Bromage	$114.7
Paul Chermak	$114.4

Equity Compensation

As described above, the Company’s 2006 Incentive Award Plan (the “2006 Plan”) permits the grant of equity based awards, including stock options and restricted stock to the Company’s executive officers and other key employees. Equity compensation serves a critical role in the Company’s pay-for-performance culture and is a key link between the interests of the executive officers and the long-term interests of the Company’s stockholders. The size of stock option and restricted stock awards is based primarily on the individual’s performance and his or her responsibilities and position with the Company, as well as on a review of his or her current outstanding vested and unvested options and restricted stock and the practices of the peer group. The 2006 Plan is designed to motivate the executive officers to deliver business results that drive share price; executives and employees benefit from their equity awards only to the extent that the stock price increases.

The Company is mindful of stockholder concerns regarding stock usage and dilution. As a result, we target an overall 4.8 percent “annual” burn rate for all awards, not just executive officer awards (excluding special events, such as acquisitions). Our issuance of equity-based awards during Fiscal 2009 resulted in an annual burn rate of 3.5% percent, which was below target and within RiskMetrics’ recommended range for hardware technology companies.

On August 25, 2008, the Committee granted the executive officers stock options based on analysis provided by Compensia and recommendations made by the CEO for each executive officer (excluding his own). The stock options were awarded with an exercise price of $4.78 per share. On August 25, 2008, the Committee established a Performance Based Stock Awards program for the CEO, each executive officer, and other executives of Symmetricom. The performance measure established for the Performance Based Stock Awards mirrored the Company performance used in the ICP. This program had an annual measurement period which would result in the Stock Awards being granted in the next fiscal year. Equity awards are budgeted annually on an option equivalent basis and allocated between stock options and restricted stock on a 2:1 ratio. The stock options vest over three years, at the rate of 25% at the end of each of the first and second years and 50% at the end of the third year of the vesting period.

In November 2008, in connection with his joining the Company, the Committee approved the grant of a stock option to purchase 150,000 shares of the Company’s common stock to Justin Spencer, Executive Vice President and Chief Financial Officer with an exercise price of $3.79 per share. This option vests over three years, at the rate of 25% at the end of each of the first and second years and 50% at the end of the third year of the vesting period The stock option award offered to Mr. Spencer was determined based on market competitive new hire awards for the Fiscal 2009 peer group, internal equity, and the Company’s available stock option pool.

Benefits and Perquisites

As is the case with most employees, the executive officers, including the Named Executive Officers, are provided with health (medical, dental, and vision) insurance and life insurance and the opportunity to participate in our Section 401(k) plan. Executive officers, including the NEOs, also have the opportunity to participate in the Symmetricom Deferred Compensation Plan, as described below.

Executive Medical Coverage

The Named Executive Officers along with other executive officers receive additional medical coverage at no cost to the executive through the Company’s Executive Medical Plan. This plan covers out of pocket expenses not covered under the broad based Aetna Medical Plan up to an annual maximum. The Executive Medical Plan will not be renewed effective January 1, 2010.

Deferred Compensation Plan

We maintain a non-qualified deferred compensation plan, the Symmetricom, Inc. Deferred Compensation Plan (the DCP), which allows eligible employees, including executive officers and members of the Board of Directors, to voluntarily defer receipt of a portion of their cash compensation on a pre-tax basis up to a maximum of 100% of base salary, bonus or director fees until the date or dates elected by the participant, thereby allowing the participant to defer taxation on such amounts. The DCP is offered to certain highly compensated employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our Section 401(k) Plan.

The DCP itself is “unfunded.” Nonetheless, we have chosen to informally finance the DCP with one or more assets. These assets are held in a special trust at Prudential Bank and Trust Company in the name of the Company. Participants do not own the assets. In exchange for deferring compensation, a participant is presented with a menu of investment options which can be used to allocate his or her account as he or she deems appropriate. These selection or reference accounts are then used to track the value of the participant’s benefit. The participant’s account balance and the DCP liability to the Company are dictated by the contributions made to the plan and the market value fluctuations of the reference accounts selected by the participant.

The Company offers eligible participants an array of investment options as reference funds. The Company invests in the same options, in the same amounts and allocations as the reference funds selected by Plan participants. The intent is that these investment choices will be used as a source to pay liabilities of the Plan as they come due. Symmetricom has selected an array of mutual funds to informally fund the contributions made to the Plan. The mutual fund investments are held in a special “Grantor Trust” (sometimes referred to as a “Rabbi Trust”) as a Company asset. The trustee of the Plan is Prudential Bank and Trust Company.

Reasonableness of Compensation

Based on Symmetricom’s compensation objectives, management and the Committee believe that the compensation of the Named Executive Officers is reasonable and appropriate. The Committee believes the Company is achieving its compensation objectives and has created a strong pay-for-performance culture.

Other Considerations

Equity Grant Practices

The Committee approves all equity grants to our executive officers and other employees, except for non-executive, new hire grants. Our current practice is to approve annual equity grants to executive officers at the August meeting of the Committee, with awards effective on the later of that date, or, if applicable, two days after the release of the earnings results for the fiscal year. Beginning with fiscal year 2010 equity grants, all equity grants will be reviewed and approved at the November Committee meeting. Awards must be made subject to an annual equity pool approved by the Board of Directors, which for Fiscal 2009 were approximately 2.1 million shares. Management is required to provide quarterly tracking updates to the Committee regarding equity use. The Company does not have any program, plan, or practice to time the grant of equity-based awards to our executive officers in coordination with the release of material non-public information. All equity awards to executive officers are made under the Company’s stockholder-approved stock plans. The per share exercise price of stock options cannot be less than the closing sale price of a share of the Company’s common stock on the NASDAQ Stock Market on the grant date.

Equity Ownership Guidelines

We believe that the executive officers should own and hold common stock of the Company to further align their interests and actions with the interests of stockholders. Executive officers are expected to own and hold 50 percent of the number of shares that constitute their target annual award of stock options or other equity awards. Stock ownership levels should be achieved by each executive officer within five years of the adoption of these guidelines in August 2006, or five years of his or her first annual equity grant as an executive officer. Until the guideline is achieved, each such executive officer is encouraged to retain at least 10 percent of net shares obtained through the Company’s stock incentive plans.

Stock that counts toward the satisfaction of these guidelines include: shares of common stock owned outright by the executive officer or his or her immediate family members who share the same household; restricted stock where the restrictions have lapsed; shares acquired upon stock option exercise; and shares purchased in the open market in compliance with the law and the Company’s trading policies. Failure to comply with these guidelines will result in executive officers’ ineligibility for any additional stock options or restricted stock grants until they are in compliance.

Regulatory Considerations

Certain tax and accounting requirements may influence the design and operation of our executive compensation program.

Section 162(m)—Compensation Deduction Limit

Section 162(m) of the Code establishes a limitation on the deductibility of compensation payable in any particular tax year to the CEO and certain other NEOs. Section 162(m) of the Code generally provides that publicly-held companies cannot deduct compensation paid to top officers to the extent that such compensation exceeds $1 million per officer. Compensation that is “performance-based” compensation within the meaning of the Code does not count toward the $1 million limit. Though currently non-taxpaying, and as such with no 162(m) tax liabilities, to the extent consistent with its overall compensation practices and philosophy and where it is legally entitled to do so, the Company intends to structure compensation arrangements in the future to maximize the deductibility of compensation under 162(m).

Section 409A—Treatment of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy certain requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Committee intends to administer our executive compensation program and design individual compensation elements, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe that the Company is currently operating such plans and arrangements in compliance with Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

SFAS 123(R)—Valuation of Share-Based Compensation

The Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is SFAS 123(R), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, SFAS 123(R) requires the Company to record a compensation expense in our income statement for all equity awards granted to our executives and other employees. This compensation expense is based on the grant date fair value of the equity awards granted and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended June 28, 2009. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

By the Members of the Compensation Committee

Elizabeth A. Fetter, Chair

James A. Chiddix

Richard N. Snyder

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board is currently composed of non-employee directors Elizabeth A. Fetter, Chair, James A. Chiddix and Richard N. Snyder. No interlocking relationship exists between the Board and the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has had one or more executive officers serving as a member of the Company’s Board of Directors or the Compensation Committee.

Summary Compensation

The following table shows compensation information for the fiscal year ended June 28, 2009 for the Named Executive Officers.

Summary Compensation Table For Fiscal 2009

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Thomas W. Steipp (6)	2009	500,000	—	152,307	239,775	296,625	1,000,342	2,189,049
CEO & Director	2008	500,000	—	280,291	248,301	—	9,470	1,038,062
	2007	319,519	—	226,016	476,948	400,000	14,358	1,436,842

William Slater (7)	2009	88,615		83,387	69,713	—	555,803	797,518
Former CFO & Secretary	2008	320,000	—	154,076	132,835	—	8,953	615,864
	2007	320,000	—	—	—	169,600	4,400	494,000

Justin Spencer (8)	2009	210,808	50,000	—	86,956	86,021	7,531	441,317
CFO & Secretary

Bruce Bromage	2009	290,000	50,000	58,820	98,401	114,695	9,630	621,545
Executive Vice President & General Manager, TTM Division	2008	290,000	—	107,890	92,053	—	8,465	498,409
	2007	275,000	—	97,999	147,835	166,400	4,400	691,633

James Armstrong	2009	280,000		24,667	149,525	109,145	9,323	572,660
Executive Vice President & General Manager, TS Division	2008	260,385	—	37,646	100,297	—	6,065	404,393

Paul Chermak	2009	290,000		—	111,691	114,408	9,308	525,407
Executive Vice President Global Sales & Support	2008	184,039	—	—	61,681	—	6,238	251,958

(1)	Mr. Spencer received $50,000 sign on bonus when he joined the Company in September 30, 2008 and Mr. Bromage was awarded special one-time bonus of $50,000 for Fiscal 2009 performance.

(2)	These amounts reflect the value for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in restricted stock or restricted stock award). This column represents the dollar amount recognized for financial statement reporting purposes for the fiscal years ended June 28, 2009, June 29, 2008, and July 1, 2007 for awards of restricted stock granted to each of the Named Executive Officers in 2009 as well as prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of the Named Executive Officers in the fiscal years ended June 28, 2009, June 29, 2008, and July 1, 2007. For additional information, see Note 15 of our financial statements in the Form 10-K for the year ended June 28, 2009, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on stock awards granted in 2009.

(3)

These amounts reflect the value for accounting purposes for these awards and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the dollar amount recognized for financial statement reporting purposes for the fiscal years ended June 28, 2009, June 29, 2008, and July 1, 2007 for stock options granted to each of the Named Executive Officers in 2009 as well as prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of the Named Executive Officers in the fiscal years ended June 28, 2009 or June 29, 2008. For additional information on the valuation assumptions underlying the value of these awards for the 2009 grants, see Note 15 of our financial statements in the Form 10-K for the year ended June 28, 2009, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on options granted in the fiscal year ended June 28, 2009.

(4)	Incentive plan compensation earned for 2009 was paid out in August 2009 to all executives except for Mr. Thomas Steipp, for whom it will be paid at a later date in fiscal 2010.

(5)	Amounts for the Fiscal 2009 are solely for 401(k) matches and additional medical benefits for each Named Executive Officer except for the following Executives:

a)	Mr. Steipp whose “All Other Compensation” number includes $875,000 severance payments, $27,740 benefits, and $76,923 accrued vacation.

b)	Mr. Slater whose “All Other Compensation” number includes $480,000 severance payments, $18,493 benefits, and $49,231 accrued vacation.

(6)	Mr. Thomas Steipp’s employment with Symmetricom terminated effective June 28, 2009.

(7)	Mr.Slater’s employment with Symmetricom terminated effective September 30, 2008.

(8)	Mr. Spencer joined the Company as Chief Financial Officer on September 30, 2009.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during the fiscal year ended June 28, 2009. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2009 Year-End Table on the following page. The option awards vest 25% first anniversary of grant date, 25% on second anniversary of grant date and 50% on the third anniversary of grant date. In addition, awards are subject to acceleration of vesting as noted below under “Certain Relationships and Related Party Transactions.”

Grants of Plan-Based Awards For Fiscal 2009

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Threshold ($)	Target ($)	Maximum ($)
Thomas W. Steipp (2)	8/25/2008				130,000	4.78	249,742
		125,000	250,000	500,000
Justin Spencer	10/8/2008				150,000	3.79	233,501
		72,500	145,000	290,000
Bruce Bromage	8/25/2008				60,000	4.78	116,186
		72,500	145,000	290,000
James Armstrong	8/25/2008				77,000	4.78	149,105
		70,000	111,400	280,000
Paul Chermak	8/25/2008				50,000	4.78	96,821
		72,500	145,000	290,000

(1)	These amounts reflect the value for accounting purposes for these awards and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options or by vesting in a restricted stock award). The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions underlying the grant date fair value of these awards, see Note 15 of our financial statements in our Form 10-K for the year ended June 28, 2009, as filed with the SEC.

(2)	Mr. Steipp retired from Symmetricom effective June 28, 2009. His severance agreement, effective June 26, 2009, provides for ratable monthly vesting credit from the last annual vesting date through June 28, 2009 for unvested stock options and restricted stock awards. In addition, each stock option held by Mr. Steipp will remain exercisable until the earlier of March 31, 2010 or the date on which such stock option would otherwise have expired.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2009, which ended on June 28, 2009.

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Thomas W. Steipp (2)	57,562	—		5.83	8/27/09
	79,656	—		4.33	6/7/12
	160,000	—		9.75	4/7/14
	150,000	—		7.25	8/6/14
	80,000	—		9.42	8/4/10
	95,800	—		6.88	8/11/11
	47,900	—		5.17	8/2/12
	29,800	—		4.78	8/25/13
						22,900	135,110
						11,500	67,850
Justin Spencer		150,000	(3)	3.79	9/30/13
Bruce Bromage	20,000	—		5.02	5/24/12
	35,000	—		5.02	5/24/12
	40,000	—		9.75	4/7/14
	35,000	—		7.25	8/6/14
	25,000	—		9.42	8/4/10
	22,500	22,500	(4)	6.88	8/11/11
	8,750	26,250	(5)	5.17	8/2/12
		60,000	(6)	4.78	8/25/13
						11,250	66,375
						4,500	26,550
						9,000	53,100
James Armstrong	25,000	25,000	(7)	7.97	9/4/11
	7,500	22,500	(8)	5.17	8/2/12
	12,500	37,500	(9)	3.94	2/4/13
		77,000	(10)	4.78	8/25/13
						3,750	22,125
						7,500	44,250
Paul Chermak	30,000	90,000	(11)	4.18	11/5/12
		50,000	(12)	4.78	8/25/13

(1)	Options and unvested stock awards held by NEOs other than Mr. Steipp are subject to acceleration of vesting pursuant to agreements between Symmetricom and each NEO as described under “Certain Relationships and Related Party Transactions.” For Stock Awards, market value is based on the closing price of Symmetricom’s common stock of $5.90 on June 28, 2009, as reported on The NASDAQ Stock Market LLC.

(2)	Mr. Steipp retired from Symmetricom effective June 28, 2009. His severance agreement, effective June 26, 2009, provides for ratable monthly vesting credit from the last annual vesting date through June 28, 2009 for unvested stock options and restricted stock awards. In addition, each stock option held by Mr. Steipp will remain exercisable until the earlier of March 31, 2010 or the date on which such stock option would otherwise have expired.

(3)	The option was granted on October 8, 2008. 37,500 shares will vest on October 8, 2009; 37,500 will vest on October 8, 2010 and rest will vest on October 8, 2011 assuming continued employment with Symmetricom.

(4)	The option was granted on August 11, 2006. 22, 500 shares vested on August 11, 2008. Assuming continued employment with Symmetricom, 22,500 shares will vest on August 11, 2009.

(5)	The option was granted on August 13, 2007. 8,750 shares vested on August 13, 2008. Assuming continued employment with Symmetricom, 8,750 shares will vest on August 13, 2009 and 17,500 shares will vest on August 13, 2010.

(6)	The option was granted on August 25, 2008. 15,000 shares will vest on August 25, 2009; 15,000 will vest on August 25, 2010 ; and 30,000 will vest on 2011 assuming continued employment with Symmetricom.

(7)	The option was granted on September 14, 2006. 25,000 shares vested on September 14, 2008. Assuming continued employment with Symmetricom, 25,000 shares will vest on September 14, 2009.

(8)	The option was granted on August 13, 2007. 7,500 shares vested on August 13, 2008. Assuming continued employment with Symmetricom, 7,500 shares will vest on August 13, 2009 and 15,000 shares will vest on August 13, 2010.

(9)	The option was granted on February 5, 2008. 12,500 shares vested on February 5, 2009. Assuming continued employment with Symmetricom, 12,500 will vest on February 5, 2010 and rest will vest on February 5, 2011.

(10)	The option was granted on August 25, 2008. 19,250 shares will vest on August 25, 2009; 19,250 will vest on August 25, 2010 and 38,500 will vest on August 25, 2011 assuming continued employment with Symmetricom.

(11)	The option was granted on November 11, 2007. 30,000 shares vested on November 11, 2008. Assuming continued employment with Symmetricom, 30,000 shares will vest on November 11, 2009 and 30,000 shares will vest on November 11, 2010.

(12)	The option was granted on August 25, 2008. 12,500 shares will vest on August 25, 2009; 12,500 will vest on August 25, 2010 and 25,000 will vest on August 25, 2011 assuming continued employment with Symmetricom.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during Fiscal 2009, which ended on June 28, 2009.

Option Exercises (1) and Stock Vested For Fiscal 2009

	Stock Options		Stock Awards
Name	Number of Shares Exercised (#)	Value Realized on Exercising ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Thomas W. Steipp	30,249	50,584	72,900	383,424
William Slater	17	27	20,375	96,853
Justin Spencer	—	—	—	—
Bruce Bromage	—	—	14,125	67,140
James Armstrong	—	—	3,750	17,213
Paul Chermak	—	—	—	—

(1)	The value realized equals the fair market value of our common stock on the vesting date, multiplied by the number of shares that vested.

Nonqualified Deferred Compensation

The following table shows Nonqualified Deferred Compensation information for the Named Executive Officers.

Nonqualified Deferred Compensation For Fiscal 2009

Name	Executive Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals /Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Thomas W. Steipp	—	(42,110)	(13,831)	97,772
William Slater	2,757	(31,456)	(283,220)	17
Justin Spencer	17,071	2,350	—	19,480
Bruce Bromage	48,715	(103,158)	—	324,527

(1)	Contributions in this column were reported as salary in the Summary Compensation Table for the fiscal year ended June 28, 2009.

(2)	No portion of the earnings in this column is included in the Summary Compensation Table for the fiscal year ended June 28, 2009 because such earnings are not considered preferential or above market.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of June 28, 2009 with respect to compensation plans under which our equity securities are authorized for issuance.

Equity Compensation Plan Information

As of June 28, 2009

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation plans approved by security holders	5,372,916	$6.56	7,223,080
Equity Compensation plans not approved by security holders	—	$—	—

Total	5,372,916	$6.56	7,223,080

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Employment and Executive Severance Agreement and Separation Agreement with Thomas W. Steipp

On October 30, 2008, we entered an Amended and Restated Employment and Executive Severance Agreement (the “Employment Agreement”) with Thomas W. Steipp that consolidated, superseded and replaced our previous employment and change of control agreements with Mr. Steipp. On June 26, 2009, we entered into a Separation Agreement (the “Separation Agreement”) with Mr. Steipp that supplemented the terms of the Employment Agreement. Effective June 28, 2009, Mr. Steipp retired from Symmetricom.

Pursuant to the Employment Agreement, as supplemented by the Separation Agreement, the Company has provided or agreed to provide to Mr. Steipp:

•	unpaid base salary and accrued but unpaid vacation through June 28, 2009;

•	a separation payment of $875,000;

•	Mr. Steipp’s target bonus for Fiscal 2009, subject to the achievement of previously established performance milestones and goals;

•

100% coverage of health, dental and life insurance for 18 months following Mr. Steipp’s termination of employment, or until such earlier date that he and his dependents are covered by comparable plans by another employer; and

•	ratable monthly vesting credit from the last annual vesting date through June 28, 2009 for unvested stock options and unvested restricted stock awards held by Mr. Steipp.

In addition, each stock option held by Mr. Steipp will remain exercisable until the earlier of March 31, 2010 or the date on which such stock option would otherwise have expired.

The following table describes the payments and benefits that were paid to Mr. Steipp in connection with his retirement as of June 28, 2009:

Name	Salary	Bonus	Perquisites and Benefits	Accrued Vacation	Equity Acceleration	Total
Tom Steipp (1)	$500,000	$375,000	$40,340	$76,923	$400,202	$1,392,465

(1)	For this table, as well as the other related tables shown below, the equity acceleration for stock options is equal to the excess of our share price of $5.90 on June 28, 2009, over the exercise price of the option, multiplied by the number of shares which would have become (or in Mr. Steipp’s case, became) vested and exercisable. For restricted stock, the equity acceleration is equal to our share price of $5.90 on June 28, 2009, multiplied by the number of shares which would have become (or in Mr. Steipp’s case, became) vested.

Change of Control Agreements with Justin Spencer, Bruce K. Bromage, Paul Chermak, James Armstrong and William Slater

The Company has entered an executive severance benefits agreement with each of the above officers of the Company. As previously disclosed, Mr. Slater’s employment with the Company got terminated effective September 30, 2008. The executive severance benefits agreement with each executive officer provides that if at any time prior to a change of control of the Company or more than twelve months following a change of control of the Company, such executive officer’s employment is terminated by the Company without cause or by constructive termination, then such executive officer is entitled to the following severance benefits:

(1)	base salary for six, nine or twelve months depending on the length of the executive officer’s employment by the Company;

(2)	the executive officer’s target bonus for the fiscal year during which the termination occurs prorated by six, nine or twelve months depending on the length of the executive officer’s employment with the Company; and

(3)	health benefits for the executive officer and his or her dependents for six, nine or twelve months depending on the length of the executive officer’s employment by the Company (or the earlier expiration of the COBRA continuation period).

The agreement also provides that if at any time within twelve months following a change of control of the Company, the executive officer’s employment is terminated by the Company without cause or by constructive termination, then such executive officer is entitled to the following severance benefits:

(1)	base salary for twelve months;

(2)	the sum of (a) the executive officer’s target annual bonus for the fiscal year during which the termination occurs prorated by the portion of the fiscal year that the executive officer was employed by the Company plus (b) the full target annual bonus for such fiscal year;

(3)	immediate vesting of any unvested stock option or other stock awards (provided that Mr. Spencer’s agreement specifies that if the change of control occurs within 12 months of his commencement of employment with the Company, he will receive immediate vesting of 50% of his unvested stock options or other stock awards); and

(4)	health benefits for the executive officer and his or her dependents for twelve months (or the earlier expiration of the COBRA continuation period).

For purposes of these agreements, a change of control includes the acquisition, directly or indirectly, by any person or group of 50% or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition by (1) a fiduciary of one of the Company’s employee benefit plans or (2) the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company; however, an acquisition of Company securities by the Company that causes any person or group to own 50% or more of the combined voting power of the Company’s then outstanding securities will not constitute a change of control unless such person or group becomes the beneficial owner of any additional voting securities of the Company following such acquisition. A change of control also includes a merger or other reorganization, the sale or other disposition of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity, unless the Company’s voting securities outstanding immediately before the transaction continue to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities.

The following table describes the potential payments and benefits that would have been triggered by a termination of the above officers’ employment absent a change in control, by the Company without cause or by the officer for good reason, in each case assuming his or her employment had been terminated on June 28, 2009:

Name	Salary	Bonus	Perquisites and Benefits	Accrued Vacation	Total
Justin Spencer	$290,000	$145,000	$29,385	$616	$465,002
Bruce Bromage	290,000	145,000	24,093	44,292	503,385
Paul Chermak	290,000	145,000	18,843	17,337	471,180
James Armstrong	280,000	140,000	26,167	27,145	473,313
William Slater (1)	320,000	160,000	18,493	49,231	498,493

(1)	As previously disclosed, Mr. Slater’s employment with the Company was terminated effective September 30, 2008. The amounts in the table represent all amounts payable upon Mr. Slater’s termination, including severance payments of $132,924 relating to salary and bonus that will be paid out in Fiscal 2010. All other payments shown in the table, including benefits and accrued vacation were paid in full in Fiscal 2009.

The following table describes the potential payments and benefits that would have been triggered by a termination of the above officers’ employment following a change in control, by the Company without cause or by the officer for good reason, in each case assuming his or her employment had been terminated on June 28, 2009:

Name	Salary	Bonus	Perquisites and Benefits	Accrued Vacation	Equity Acceleration	Total
Justin Spencer	$290,000	$145,000	$29,385	$616	$926,190	$1,391,192
Bruce Bromage	290,000	145,000	24,093	44,292	287,175	790,560
Paul Chermak	290,000	145,000	18,843	17,337	262,400	733,580
James Armstrong	280,000	140,000	26,167	27,145	272,515	745,828

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee is responsible for reviewing and approving in advance any substantive related party transactions. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is accessible on our website at http://www.symmetricom.com, in the section titled, “Investor Relations” under the subsection titled, “Charters and Policies.”

To help identify related party transactions, each year, we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.

In addition, our code of business conduct and ethics establishes the corporate standards of behavior for all our employees and officers, including the requirement to identify conflicts of interest. The code of conduct is available on our website at http://www.symmetricom.com, in the section titled, “Investors” under the subsection titled, “Charters and Policies.” Our code of conduct requires any employee, officer or director who becomes aware of a potential or actual conflict of interest to disclose it promptly to a supervisor or the chief executive officer or chief financial officer. In addition, our code of conduct requires any person who becomes aware of any departure from the standards in our code of conduct to report his or her knowledge promptly to their supervisor.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 28, 2009, which include the consolidated balance sheets of the Company as of June 29, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years for the period ended June 28, 2009, June 29, 2008 and July 1, 2007 and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review with Management

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with their independence.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls in connection with their audit procedures, and the overall quality of the Company’s financial reporting.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form l0-K for the year ended June 28, 2009 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

By the Members of the Audit Committee

Robert M. Neumeister Jr., Chair

Alfred F. Boschulte

Elizabeth A. Fetter

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend.

It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date and return the accompanying Proxy as promptly as possible in the postage-paid envelope enclosed for that purpose.

Any person who was a beneficial owner of common stock on the record date for the 2009 Annual Meeting may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2009 filed with the Securities and Exchange Commission without charge (except for exhibits to such annual report which will be furnished upon payment of the Company’s reasonable expenses in furnishing such exhibits). The request for such materials should identify the person making the request as a stockholder of the Company as of the record date and should be directed to Investor Relations, Symmetricom, Inc., 2300 Orchard Parkway, San Jose, CA 95131-1017.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JUSTIN SPENCER
Justin Spencer
Corporate Secretary

Dated: September 30, 2009

ANNUAL MEETING OF STOCKHOLDERS OF

SYMMETRICOM, INC.

November 6, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://www.symmetricom.com/annualproxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Robert T. Clarkson

David G. Côté

Alfred Boschulte

James A. Chiddix

Elizabeth A. Fetter

Robert J. Stanzione

Robert M. Neumeister, Jr.

Dr. Richard W. Oliver

Richard N. Snyder

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the current fiscal year.

3. The Board of Directors is not aware of any other business to come before the Annual Meeting. However, in their discretion, the Proxies appointed on the reverse side are authorized to vote in their discretion upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SYMMETRICOM, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Symmetricom, Inc., a Delaware corporation, hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 30, 2009, and hereby appoints David G. Côté and Justin Spencer, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of Symmetricom, Inc. to be held on November 6, 2009, at 2:00 p.m., at the offices of the company, at 2300 Orchard Parkway, San Jose, California 95131-1017, and at any adjournments or postponements thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present on the matters set forth below:

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED HEREIN, “FOR” EACH PROPOSAL LISTED, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. EITHER OF SUCH ATTORNEYS-IN-FACT OR SUBSTITUTES SHALL HAVE AND MAY EXERCISE ALL OF THE POWERS OF SAID ATTORNEYS-IN-FACT HEREUNDER.

(Continued and to be signed on the reverse side)

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